SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  January 12, 2004

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure

On January 12, 2004, LCA-Vision Inc. issued a press release, attached as Exhibit 99 hereto, providing guidance on the Company’s financial and operational performance in fiscal 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: 1/12/04	By: /s/ Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99

Company Contacts:	Investor Relations Contacts:
LCA-Vision Inc.	Lippert/Heilshorn & Associates, Inc.
Stephen N. Joffe, Chairman and CEO	Jody Cain
Alan H. Buckey, CFO	(310) 691-7100
(513) 792-9292	jcain@lhai.com
www.lasikplus.com	www.lhai.com

LCA-VISION PROVIDES 2004

FINANCIAL AND OPERATIONAL GUIDANCE

Company expects EPS of $0.80 to $0.85 on revenues of approximately $110 million,

6 to 8 LasikPlus vision centers to be opened in 2004,

Fiscal 2003 financial results to be announced in late February

CINCINNATI (January 12, 2004) – LCA-Vision Inc. (Nasdaq NM: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today provided guidance on the Company’s financial and operational performance in fiscal 2004.

LCA-Vision currently expects earnings per diluted share for 2004 to be in the range of $0.80 to $0.85 on approximately 13.6 million diluted shares outstanding, which includes 2.4 million shares sold by the Company in a public offering in December 2003.  This earnings-per-share guidance represents an increase of approximately 50% compared with the Company’s 2003 diluted EPS guidance of $0.52 to $0.57 per share.

Assuming that industry demand for laser vision correction grows between 8% and 10% in 2004, the Company expects laser refractive surgery revenues for 2004 to be approximately $110 million.

In addition, LCA-Vision expects to open 6 to 8 LasikPlus vision centers during 2004.  The timing of vision center openings is expected to be spread throughout the year.  Consistent with previous goals, the Company expects each new LasikPlus vision center to achieve profitability within six months of opening.

“Our results for 2003 and the beginning of 2004 appear to be stronger than expected.  We look forward to announcing our 2003 financial results in late February, and are optimistic about the prospects for LCA-Vision during fiscal 2004.  We remain confident in the power of our business model and in trends for further growth in revenues, profitability and cash flow,” said Stephen N. Joffe, Chairman and CEO of LCA-Vision.

About LCA-Vision

LCA-Vision operates 39 laser vision correction centers, including 36 wholly-owned LasikPlus vision centers located in large metropolitan markets throughout the United States, two joint ventures in Canada and one joint venture in Europe.

This press release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from current expectations. For a discussion of risks and uncertainties that LCA-Vision faces, please refer to LCA-Vision’s filings with the Securities and Exchange Commission, including but not limited to its Forms 10-K and 10-Q.

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